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Exhibit 99.1

Press Release
Assured Guaranty Ltd. Reports 2009 Operating Income of
$316.7 Million ($2.45 per Diluted Share) and
Fourth Quarter Operating Income of $155.9 Million ($0.91 per Diluted Share)
Full Year Net Income of $97.2 Million ($0.75 per Diluted Share) and
Fourth Quarter Net Income of $216.7 Million ($1.27 per Diluted Share)

        Hamilton, Bermuda, February 25, 2010—Assured Guaranty Ltd. (NYSE: AGO) ("AGL" and, together with its subsidiaries, "Assured Guaranty" or "the Company") today reported its financial results for the fiscal year ended December 31, 2009. The Company's 2009 operating income, a financial measure that is not in accordance with U.S. Generally Accepted Accounting Principles ("non-GAAP financial measure"), was $316.7 million ($2.45 per diluted share), a 325% increase from $74.5 million ($0.84 per diluted share) in 2008. The Company also reported 2009 net income attributable to AGL ("consolidated net income") of $97.2 million ($0.75 per diluted share), a 41% increase from 2008 consolidated net income of $68.9 million ($0.77 per diluted share). A reconciliation of operating income to net income is provided in Table 1 below. Please see the "Explanation of Non-GAAP Financial Measures" section of this press release for a definition of operating income and other non-GAAP financial measures referenced in this press release.

        Assured Guaranty's 2009 financial results include the July 1, 2009 acquisition of Financial Security Assurance Holdings Ltd. ("FSAH Acquisition"). The FSAH Acquisition substantially increased Assured Guaranty's total assets and liabilities, including a material increase in the Company's unearned premium reserve and investment assets. The FSAH acquisition also resulted in material increases in earned premium, net investment income, employee headcount, operating expenses and interest expense. Both 2009 net income and operating income included $92.3 million of pre-tax FSAH Acquisition-related expenses ($62.6 million after tax or $0.48 per diluted share).

        "We recorded strong operating earnings for the year, despite losses in our residential mortgage-backed insured portfolio," said Dominic Frederico, President and Chief Executive Officer of Assured Guaranty. "This was in large part due to the earnings power we achieved through the FSAH Acquisition. Additionally, the Company has a strong platform for future growth supported by our strong market acceptance in the fixed income and equity markets, as evidenced by record 2009 originations in our core U.S. municipal business and by our two successful capital raises during the year."

        "Turning to insurer financial strength ratings, as previously announced, at our request Fitch has withdrawn its ratings on us at our current rating levels. We took this action because Fitch decided as a credit policy matter to withdraw insurer bond ratings on all Assured Guaranty wrapped bonds for which it did not provide an underlying rating on the issuer, which in our case affects 90% of issuers in our insured portfolio. We believe that our two financial strength ratings are more than sufficient to support our business activity. Should Fitch, in the future, expand its participation in the municipal bond market, or reverse their policy decision, we would reconsider carrying the Fitch rating."

Assured Guaranty Ltd.
30 Woodbourne Avenue, 5th Floor Hamilton HM 08 Bermuda	main (441) 279-5705	info@assuredguaranty.com	www.assuredguaranty.com

 Table 1: Reconciliation of Consolidated Net Income to Operating Income
($ in millions)

	Year Ended December 31,
	2009	2008
Consolidated net income	$97.2	$68.9
Less: Realized gains (losses) on investments, after tax	(34.1)	(62.7)
Less: Non-credit impairment unrealized gains (losses) on credit derivatives, after tax	(82.2)	29.3
Less: Unrealized gains (losses) on committed capital securities, after tax	(79.9)	27.8
Less: Goodwill and settlement of intercompany relationship, net	(23.3)	—

Operating income	$316.7	$74.5

Weighted average shares outstanding (in millions)(1):
Basic shares outstanding—GAAP	126.5	88.0
Diluted shares outstanding—GAAP	129.1	88.4
Diluted shares outstanding—non-GAAP	129.4	88.9

Per Diluted Share(1)

	Year Ended December 31,
	2009	2008
Consolidated net income	$0.75	$0.77
Less: Realized gains (losses) on investments, after tax	(0.26)	(0.71)
Less: Non-credit impairment unrealized gains (losses) on credit derivatives, after tax	(0.64)	0.33
Less: Unrealized gains (losses) on committed capital securities, after tax	(0.62)	0.31
Less: Goodwill and settlement of intercompany relationship, net	(0.18)	—

Operating income(2)	$2.45	$0.84

(1)
Effective January 1, 2009, the Company adopted FASB Accounting Standards Codification ("ASC") 260-10, "Earnings Per Share" (FSP EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities"), which clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities and shall be included in the calculation of basic and diluted net income (loss) per share. There was no effect on previously reported diluted net income per share for the year ended December 31, 2008. Operating income, a non-GAAP financial measure, for both periods is positive, therefore the per diluted share calculation ignores the effect of ASC 260-10 and includes the effect of dilutive securities.

(2)
Total may not add due to differences in calculating GAAP and non-GAAP per diluted share amounts.

        Shareholders' Equity:    Shareholders' equity attributable to AGL ("book value") at December 31, 2009 was $3,520.5 million, a $1,594.3 million or 83% increase from $1,926.2 million at December 31, 2008. The increase in shareholders' equity was principally due to two common share offerings that closed in June and December 2009 for total net proceeds of $1,022.7 million.

        The Company's December 31, 2009 book value per share was $19.12, a decrease of $2.06 per share from $21.18 at December 31, 2008. The Company's decline in book value per share resulted from the significant increase in shares outstanding from 91.0 million at December 31, 2008 to 184.2 million at December 31, 2009 due to the June 2009 sale of 44.3 million common shares and July 2009 issuance of 22.3 million common shares to Dexia to complete the FSAH Acquisition, both of which were related to the FSAH Acquisition, as well as the December 2009 common equity sale of 27.5 million shares for net proceeds of $573.8 million.

        Operating shareholders' equity, a non-GAAP financial measure, was $4,142.2 million, a 79% increase from $2,319.1 million at December 31, 2008, principally due to the 2009 common share offerings as well as $316.7 million in full year 2009 operating income. Operating shareholders' equity per share was $22.49 at December 31, 2009, a decrease of 12% from $25.50 at December 31, 2008, due to the aforementioned increase in shares outstanding during 2009.

        Adjusted Book Value:    The Company's adjusted book value, a non-GAAP financial measure, was $8,913.7 million ($48.40 per share) at December 31, 2009, a $5,095.9 million ($6.43 per share) increase from December 31, 2008 adjusted book value of $3,817.8 million ($41.97 per share). Table 2 provides a reconciliation of shareholders' equity to operating shareholders' equity and adjusted book value.

        The FSAH Acquisition significantly increased the Company's adjusted book value due to acquisition accounting adjustments and FSAH's large book of inforce business and unearned premium revenue. However, the Company's 2009 adjusted book value per share did not increase as much as adjusted book value due to the increase in shares outstanding during 2009 resulting from the FSAH Acquisition and the 2009 equity offerings.

 Table 2: Shareholders' Equity(1)
($ in millions, except per share data)

	As of: December 31, 2009	As of December 31, 2008	%Change versus 12/31/2008
Adjusted book value reconciliation:
Book value attributable to Assured Guaranty Ltd.	$3,520.5	$1,926.2	83%
Less: Non-credit impairment unrealized gains (losses) on credit derivatives, after tax	(767.6)	(422.7)	82%
Less: Unrealized gains (losses) on committed capital securities, after tax	6.2	33.2	(81)%
Less: Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	139.7	(3.4)	NM

Operating shareholders' equity	$4,142.2	$2,319.1	79%
Less: Deferred acquisition costs ("DAC"), after tax	235.3	260.6	(10)%
Plus: Net present value of estimated net future credit derivative revenue, after tax(2)	520.0	725.9	(28)%
Plus: Unearned premium reserve on financial guaranty contracts in excess of expected loss, after tax(3)	4,486.8	1,033.4	334%

Adjusted book value	$8,913.7	$3,817.8	133%

Shares outstanding at the end of period (in millions)	184.2	91.0	102%
Adjusted book value per share reconciliation:
Book value attributable to Assured Guaranty Ltd.	$19.12	$21.18	(10)%
Less: Non-credit impairment unrealized gains (losses) on credit derivatives, after tax	(4.17)	(4.65)	(10)%
Less: Unrealized gains (losses) on committed capital securities, after tax	0.03	0.36	(92)%
Less: Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	0.76	(0.04)	NM

Operating shareholders' equity per share	$22.49	$25.50	(12)%
Less: DAC, after tax	1.28	2.87	(55)%
Plus: Net present value of estimated net future credit derivative revenue, after tax(2)	2.82	7.98	(65)%
Plus: Unearned premium reserve on financial guaranty contracts in excess of expected loss, after tax(3)	24.36	11.36	114%

Adjusted book value	$48.40	$41.97	15%

(1)
The Company adopted ASC 944-20 (FAS No. 163, "Accounting for Financial Guarantee Insurance Contracts") effective January 1, 2009. The adoption of this accounting standard had an effect of $19.4 million on January 1, 2009 book value.

(2)
Includes unearned reveneue less ceded premiums on credit derivatives, after tax.

(3)
Unearned premium reserve (UPR) less ceded unearned premium reserve, after tax.

NM = Not meaningful

Fourth Quarter 2009 Financial Results

        Assured Guaranty also announced today its financial results for the fourth quarter ended December 31, 2009 ("fourth quarter 2009"). Fourth quarter 2009 present value of new business production ("PVP"), a non-GAAP financial measure, was $120.4 million due to a 79% increase in U.S. public finance new business production to $114.0 million from $63.6 million for the quarter ended December 31, 2008 ("fourth quarter 2008"). Table 3 below provides a reconciliation of gross premiums written to PVP. Gross par written totaled $8.0 billion in fourth quarter 2009, up 10% from fourth quarter 2008.

        Commenting on the quarter's new public finance originations, Mr. Frederico stated: "We insured 8.5% of all 2009 new issue volume in the U.S. municipal market despite the ratings uncertainty that prevailed throughout most of the year, which ended when Moody's affirmed our ratings on December 18, 2009. This business had average underlying ratings of single-A and was executed at attractive rates of return."

        Fourth quarter 2009 PVP declined 6% from fourth quarter 2008 PVP of $128.1 million due to a substantial decline in the Company's structured finance business. Structured finance PVP declined from $49.8 million in fourth quarter 2008 to $6.3 million in fourth quarter 2009. The Company's tightened underwriting standards and the limited new issue activity in those structured finance sectors that the Company would consider for credit enhancement, such as commercial receivables and non-mortgage consumer securitizations such as auto loans, both reduced the amount of 2009 structured finance PVP.

Table 3: New Business Production

	Quarter Ended December 31,
			% Change
	2009	2008
	($ in millions)
Consolidated gross written premiums ("GWP") analysis:
Present value of new business production ("PVP")
Public finance—U.S.	$114.0	$63.5	80%
Public finance—non-U.S.	—	—	NM
Structured finance—U.S.	6.3	49.9	(87)%
Structured finance—non-U.S.	0.1	14.7	(99)%

Total PVP	120.4	128.1	(6)%
Less: PVP of credit derivatives	—	57.7	NM

PVP of financial guaranty GWP	120.4	70.4	71%
Less: Financial guaranty installment premium PVP	(2.9)	10.5	(128)%

Total: Financial guaranty upfront GWP	123.3	59.9	106%
Plus: Financial guaranty installment adjustment(1)	(66.9)	23.9	NM

Total financial guaranty GWP	56.4	83.8	(33)%
Plus: Mortgage guaranty segment GWP	—	—	NM
Plus: Other segment GWP	—	—	NM

Total GWP	$56.4	$83.8	(33)%

(1)
2009 amounts include the difference in management estimates for the discount rate applied to future installments compared to the discount rate used for ASC 944-20 as well as the changes in estimated term for future installments.

NM = Not meaningful

        The Company's operating income and operating income per diluted share rose significantly from $3.5 million in fourth quarter 2008 to $155.9 million in fourth quarter 2009 due to the growth in net earned premiums and net investment income, largely associated with the FSAH Acquisition. Fourth quarter 2009 operating income per share also increased rising to $0.91 per diluted share compared to $0.04 per diluted share in fourth quarter 2008. Both fourth quarter 2009 operating income and net income included $12.1 million of pre-tax FSAH Acquisition-related expenses ($8.2 million or $0.05 per diluted share, after tax); the Company did not incur any FSAH Acquisition-related expenses in fourth quarter 2008.

        Fourth quarter 2009 consolidated net income was $216.7 million ($1.27 per diluted share) as compared to a net loss of $243.8 million ($2.66 per diluted share) in fourth quarter 2008. Table 4 below provides a reconciliation of fourth quarter consolidated net income and operating income.

        Fourth quarter 2009 consolidated net income increased due to higher operating income and also due to $83.6 million of non-credit impairment unrealized after-tax gains on credit derivatives ($0.49 gain per diluted share), as compared to a non-credit impairment unrealized after-tax loss on credit derivatives of $212.5 million ($2.34 loss per diluted share) in fourth quarter 2008. The change in non-credit impairment unrealized gains (losses) in any financial reporting period reflects the change in the market value of credit enhancement contracts written by the Company's subsidiaries in credit derivative form. The market value of these contracts fluctuates due to changes in market values of the reference securities in these contracts as well as due to changes in market value of credit derivates referencing the Company's subsidiaries.

Table 4: Reconciliation of Consolidated Net Income (Loss) to Operating Income
($ in millions)

	4Q-09	4Q-08
Consolidated net income (loss)	$216.7	$(243.8)
Less: Realized gains (losses) on investments, after tax	(4.0)	(46.8)
Less: Non-credit impairment unrealized gains (losses) on credit derivatives, after tax	83.6	(212.5)
Less: Unrealized gains (losses) on committed capital securities, after tax	(18.8)	12.0

Operating income	$155.9	$3.5

Weighted average shares outstanding (in millions)(1):
Basic shares outstanding—GAAP	164.7	91.0
Diluted shares outstanding—GAAP	170.5	91.0
Diluted shares outstanding—non-GAAP	170.7	91.6

Per Diluted Share(1)

	4Q-09	4Q-08
Consolidated net income (loss)		$(2.66)
Less: Realized gains (losses) on investments, after tax	(0.02)	(0.51)
Less: Non-credit impairment unrealized gains (losses) on credit derivatives, after tax	0.49	(2.34)
Less: Unrealized gains (losses) on committed capital securities, after tax	(0.11)	0.13

Operating income(2)	$0.91	$0.04

(1)
Effective January 1, 2009, the Company adopted FASB Accounting Standards Codification ASC 260-10. Upon retrospective adoption of ASC 260-10, Assured Guaranty decreased previously reported diluted net loss per share by $0.02 for Q4 2008. Operating income, a non-GAAP financial measure, for both periods is positive, therefore the per diluted share calculation ignores the effect of ASC 260-10 and includes the effect of dilutive securities.

(2)
Total may not add due to differences in calculating GAAP and non-GAAP per diluted share amounts.

Fourth Quarter 2009 Income Statement Highlights:

        The Company's consolidated fourth quarter 2009 total revenues included in operating income grew 271% over fourth quarter 2008 to $457.2 million, reflecting the FSAH Acquisition and the resulting increase in the Company's net earned premiums and investment income. Table 5 provides an analysis of fourth quarter 2009 revenues versus fourth quarter 2008.

        Fourth quarter 2009 net earned premiums totaled $373.4 million, a 382% or $296.0 million increase from $77.4 million the prior year period due to the FSAH Acquisition and increased net earned premiums from refundings. Net earned premiums from refundings were $46.1 million before tax ($26.0 million after tax or $0.15 per diluted share) in fourth quarter 2009 compared to $25.8 million before tax ($15.3 million after tax or $0.17 per diluted share) in fourth quarter 2008.

Table 5: Analysis of Revenues

($ in millions)	4Q-09	4Q-08	% Change
Revenues
Net earned premiums(1)	$373.4	$77.4	382%
Net investment income	87.6	42.3	107%
Realized gains on credit derivatives(2)	55.4	28.2	96%
Incurred losses on credit derivatives	(60.2)	(24.8)	143%
Other income	1.0	0.2	NM

Total revenues included in operating income(3)	$457.2	$123.3	271%

(1)
The Company adopted ASC 944-20, "Financial Services—Insurance" effective January 1, 2009.

(2)
Includes revenue earned on credit derivatives.

(3)
Revenues included in operating income. See "Explanation of Non-GAAP Financial Measures" section of this press release.

NM = Not meaningful

        Assured Guaranty's fourth quarter 2009 net investment income rose to $87.6 million, an increase of 107% compared to $42.3 million in fourth quarter 2008, as a result of a higher amount of invested assets, partially offset by lower pre-tax book yields. The Company's total investment portfolio was $10.8 billion at December 31, 2009, a $7.2 billion increase from $3.6 billion at December 31, 2008 that resulted from the FSAH Acquisition, operating cash flow and the December 2009 common share offering.

        The pre-tax book yield on the portfolio was 3.5% for fourth quarter 2009, down from 4.6% in fourth quarter 2008 due to the increased proportion of municipal securities in the portfolio resulting from the FSAH Acquisition and a high proportion of short-term investments. Municipal securities were 55% of the fixed maturity portfolio at December 31, 2009 as compared to 39% at December 31, 2008. The Company had approximately $1.7 billion of short-term investments at December 31, 2009 (0.13% pre-tax book yield) versus $0.5 billion at December 31, 2008 (1.0% pre-tax book yield) due to the December 2009 common share offering as well as the FSAH Acquisition.

        Fourth quarter 2009 realized gains on credit derivatives increased 96% to $55.4 million from $28.2 million for fourth quarter 2008. As of December 31, 2009, the Company had $122.4 billion of credit derivative contracts outstanding up from $75.1 billion at December 31, 2008 due to the FASH Acquisition.

        The Company incurred $60.2 million in credit-related losses on credit derivatives in fourth quarter 2009, a substantial increase from $24.8 million in fourth quarter 2008. Trust preferred securities ("TruPS") accounted for approximately 54% of the fourth quarter 2009 incurred losses on credit derivatives while approximately 40% was incurred on U.S. residential mortgage-backed securities ("RMBS"). TruPS continued to experience adverse development due to defaults by banks and real estate investment trusts. U.S. RMBS exposures continue to experience high delinquency rates, leading Assured Guaranty's management to extend by three months the conditional default rate curve used for modeling projected losses on RMBS exposures. Fourth quarter 2009 credit-related incurred losses on credit derivatives decreased from third quarter 2009, in which the Company incurred $142.2 million of credit-related losses on credit derivatives, largely for U.S. RMBS.

        The Company's total expenses rose 76% to $228.7 million in fourth quarter 2009 from $129.9 million in fourth quarter 2008. The Company incurred higher loss and loss adjustment, other operating and interest expenses in fourth quarter 2009 compared to fourth quarter 2008. Table 6 below provides a further quarter expense analysis for 2009 and 2008.

Table 6: Expense Analysis
($ in millions)

	4Q-09	4Q-08	%Change
Expenses
Loss and loss adjustment expenses(1)	$126.7	$90.0	41%
Amortization of deferred acquisition costs(1)	12.6	18.2	(31)%
Other operating expenses	52.0	15.9	227%
FSAH acquisition-related expenses	12.1	—	NM
Interest expense	25.3	5.8	336%

Total expenses	$228.7	$129.9	76%

(1)
The Company adopted ASC 944-20 effective January 1, 2009.

NM = Not meaningful

        Fourth quarter 2009 loss and loss adjustment expenses ("LAE") were $126.7 million, a 41% increase from $90.0 million in fourth quarter 2008. Fourth quarter 2009 loss and LAE associated with U.S. RMBS exposures totaled $89.6 million, or 71%, but also included credit deterioration on a few public and non-mortgage structured finance transactions. The RMBS-related reserves resulted primarily from adverse development in the first lien sectors, mainly related to rising mortgage delinquencies, defaults and foreclosures, which led Assured Guaranty's management to extend by three months the conditional default rate curve used for modeling projected losses on RMBS exposures.

        Amortization of deferred acquisition costs, which reflects the amortization of ceding commissions paid and received and also of operating expenses that were deferred previously and were related to the acquisition of new business, were $12.6 million, down 31% from $18.2 million in fourth quarter 2008. This decrease is primarily due to the elimination of deferred acquisition costs related to policies Assured Guaranty Re Ltd., the Company's Bermuda-based reinsurer, assumed from Assured Guaranty Municipal Corp.

        Other operating expenses, which are principally for employee-related expenses, were $52.0 million in fourth quarter 2009 as compared to $15.9 million in fourth quarter 2008, principally due to the FSAH Acquisition and the resulting increase in employee headcount. Other operating expenses do not include FSAH acquisition-related expenses, which totaled $12.1 million ($8.2 million after tax or $0.05 per diluted share) in fourth quarter 2009, down from $51.3 million in third quarter 2009. The Company did not incur any FSAH acquisition-related expenses in fourth quarter 2008. Additional FSAH Acquisition-related expenses, but at a reduced level from fourth quarter 2009, are expected in the first half of 2010 as the Company completes the FSAH Acquisition integration.

        Interest expense was $25.3 million in fourth quarter 2009 compared to $5.8 million in fourth quarter 2008, due to the increase in the Company's outstanding debt as a result of the FSAH Acquisition.

        Assured Guaranty recorded a $72.6 million provision for operating income taxes in fourth quarter 2009 versus a $10.1 million benefit for income taxes in fourth quarter 2008. The increase in fourth quarter tax expenses and the average tax rate was principally due to higher amounts of U.S. net earned premiums and investment income due to the FSAH Acquisition.

Loss and Loss Adjustment Expense Reserves and RMBS Loss Mitigation Update:

        As of December 31, 2009, the Company's loss and LAE reserves and credit-impairment related incurred losses on credit derivatives totaled $718.7 million gross of reinsurance recoverables. The Company also had losses expected to be incurred included in its unearned premium reserve ("UPR") that will be expensed in the future of $1,278.8 million, largely associated with U.S. RMBS exposures. U.S. RMBS loss reserves and losses expected to be incurred included in the UPR are largely for the Company's below investment grade ("BIG") U.S. RMBS exposures. Please see Table 7 for a summary of the Company's fourth quarter 2009 incurred and paid losses and December 31, 2009 loss and LAE reserves and losses expected to be incurred that are included in the UPR.

Table 7: Incurred Losses, Paid Losses and Total Expected Losses
as of December 31, 2009
($ in millions)

Financial Guaranty Insurance Contracts Credit Derivatives	Total Net Par Outstanding for BIG Transactions	4Q-09 Incurred Losses	4Q-09 Paid Losses	Loss and LAE Reserves	Losses Expected to be Incurred Included in UPR
Financial Guaranty Direct and Reinsurance:
First lien
Prime first lien	$614.5	$—	$—	$—	$—
Alt-A first lien	4,622.5	24.1	0.5	150.6	178.9
Alt-A option ARMs	3,440.3	46.3	0.5	184.1	494.7
Subprime first lien	2,688.4	3.1	2.3	87.8	56.9

Total first lien	11,365.7	73.5	3.3	422.5	730.5
Second lien
Prime closed end seconds	1,260.0	(12.1)	23.8	66.5	218.5
Prime HELOC	4,498.4	52.0	164.9	23.5	227.3

Total second lien	5,758.4	39.9	188.7	90.0	445.8

Total U.S. RMBS	17,124.1	113.4	192.0	512.5	1,176.3
Other structured finance	4,271.9	48.4	(10.7)	136.9	34.9
Public finance	3,770.2	25.1	2.6	69.3	67.6

Total Financial Guaranty Direct and Reinsurance	$25,166.2	$186.9	$183.9	$718.7	$1,278.8

        Assured Guaranty paid losses and loss adjustment expenses on financial guaranty and credit derivative transactions totaling $183.9 million and $675.2 million for fourth quarter 2009 and full year 2009, respectively. Paid losses in which the Company expects to be reimbursed for are included as a salvage recoverable asset on the Company's balance sheet and totaled $239.5 million at December 31, 2009.

        Conference Call and Webcast Information:    The Company will host a conference call for investors and analysts on Friday, February 26, 2010 at 8:30 a.m. Eastern Time (9:30 a.m. Atlantic Time). The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at http://www.assuredguaranty.com or by dialing 866-203-2528 (in the U.S.) or 617-213-8847 (International), passcode 13314791. A replay of the call will be available through March 26, 2010 by dialing 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 30491470.

        Please refer to Assured Guaranty's December 31, 2009 Financial Supplement, which is posted on the Company's website at http://www.assuredguaranty.com/investor/ltd/financial.aspx for more information on the Company's individual segment performance, financial guaranty portfolios, investment portfolio and other items. The Company has also posted on its website Assured Guaranty's Financial Guaranty Direct Segment's U.S. and International Structured Finance Transaction List and New Issue U.S. Public Finance List, both as of December 31, 2009.

#    #    #

        Assured Guaranty Ltd. is a publicly-traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at www.assuredguaranty.com.

Assured Guaranty Ltd.
Consolidated Income Statements
($ in millions)

	Quarter Ended December 31,
	2009	2008
Revenues
Net earned premiums(1)	$373.4	$77.4
Net investment income	87.6	42.3
Realized gains on credit derivatives(2)	55.4	28.2
Incurred losses on credit derivatives	(60.2)	(24.8)
Other income	1.0	0.2

Total revenues	457.2	123.3
Expenses
Loss and loss adjustment expenses(1)	126.7	90.0
Amortization of deferred acquisition costs(1)	12.6	18.2
Other operating expenses	52.0	15.9
FSAH acquisition-related expenses	12.1	—
Interest expense	25.3	5.8

Total expenses	228.7	129.9
Operating income before provision (benefit) for income taxes	228.5	(6.6)
Total provision (benefit) for income taxes	72.6	(10.1)

Operating income	155.9	3.5
Plus: Realized gains (losses) on investments, after tax	(4.0)	(46.8)
Plus: Non-credit impairments unrealized gains (losses) on credit derivatives, after tax	83.6	(212.5)
Plus: Unrealized gains (losses) on committed capital securities, after tax	(18.8)	12.0

Net (loss) income of Assured Guaranty Ltd. and subsidiaries	$216.7	$(243.8)

(1)
The Company adopted ASC 944-20 effective January 1, 2009.

(2)
Includes revenue earned on credit derivatives.

 Assured Guaranty Ltd.
Consolidated Balance Sheets*
($ in millions)

	As of:
	December 31, 2009	December 31, 2008
Assets
Investment portfolio, available for sale:
Fixed maturity securities, at fair value	$9,139.9	$3,154.1
Short-term investments, at cost which approximates fair value	1,668.3	477.2

Total investments	10,808.2	3,631.3
Assets acquired in refinancing transactions	152.4	—
Cash	44.1	12.3
Premiums receivable, net of ceding commissions payable(1)	1,418.2	15.7
Ceded unearned premium reserve(1)	1,052.0	18.9
Deferred acquisition costs(1)	242.0	288.6
Reinsurance recoverable on unpaid losses(1)	14.1	0.2
Credit derivative assets	492.5	147.0
Committed capital securities, at fair value	9.5	51.1
Deferred tax asset, net(1)	1,158.2	129.1
Goodwill	—	85.4
Salvage recoverable(1)	239.5	80.2
Financial guaranty variable interest entities' assets	762.3	—
Other assets	200.4	95.9

Total assets	$16,593.4	$4,555.7

Liabilities and shareholders' equity
Liabilities
Unearned premium reserves(1)	$8,219.4	$1,233.7
Loss and loss adjustment expense reserve(1)	289.5	196.8
Long-term debt	917.4	347.2
Note payable to related party	149.1	—
Credit derivative liabilities	2,034.6	733.8
Reinsurance balances payable, net(1)	186.7	18.0
Financial guaranty variable interest entities' liabilities	762.7	—
Other liabilities	513.9	100.0

Total liabilities	13,073.3	2,629.5

Shareholders' equity
Common stock	1.8	0.9
Additional paid-in capital	2,585.0	1,284.4
Retained earnings(1),(2)	789.9	638.1
Accumulated other comprehensive income(2)	141.8	2.9
Deferred equity compensation	2.0	—

Total shareholders' equity of Assured Guaranty Ltd.	3,520.5	1,926.2
Noncontrolling interest in consolidated VIEs	(0.4)	—

Total shareholders' equity	3,520.1	1,926.2

Total liabilities and shareholders' equity	$16,593.4	$4,555.7

(1)
The Company adopted ASC 944-20 effective January 1, 2009.

(2)
The Company adopted ASC 320-10-65-1, "Investments—Debt and Equity Securities" (FSP No. FAS 115-2 and FAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments") effective April 1, 2009. The adoption of this accounting standard increased retained earnings and decreased accumulated other comprehensive income (loss) by $57.7 million.

*
Some amounts may not add due to rounding.

Explanation of Non-GAAP Financial Measures:

        This press release references financial measures that are not financial measures that are in accordance with U.S. generally accepted accounting principles ("non-GAAP financial measures") which management uses in order to assist analysts and investors in evaluating Assured Guaranty Ltd.'s financial results. These non-GAAP financial measures are defined below. In each case, the most directly comparable GAAP financial measure, if available, is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided. This presentation is consistent with how Assured Guaranty's management, analysts and investors evaluate Assured Guaranty Ltd.'s financial results and is comparable to estimates published by analysts in their research reports on Assured Guaranty Ltd. The non-GAAP financial measures included in this press release are: operating income and present value of new business production ("PVP"). The following paragraphs define each non-GAAP financial measure presented in this press release and describe why they are useful for investors.

        Operating Income:    Operating income is a non-GAAP financial measure defined as net income (loss) attributable to Assured Guaranty Ltd. (which excludes noncontrolling interest in consolidated variable interest entities) adjusted for the following:

  1)
  Elimination of the after-tax realized gains (losses) on investments;

  2)
  Elimination of the after-tax non-credit impairment fair value gains (losses) on credit derivatives accounted for as derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses;

  3)
  Elimination of the after-tax fair value gains (losses) on the Company's committed capital; and

  4)
  Elimination of goodwill and settlement of pre-existing relationships.

        Management believes that operating income is a useful measure for management, investors and analysts because the presentation of operating income clarifies the understanding of the Company's results of operations by highlighting the underlying profitability of its business. Realized gains and losses on investments are excluded from operating income because the timing and amount of realized gains and losses are not directly related to the Company's insurance businesses. Non-credit impairment unrealized gains and losses on credit derivatives, and unrealized gains and losses on the Company's committed capital securities are excluded from operating income because these gains and losses do not result in an economic gain or loss and are heavily affected by, and fluctuate, in part, according to changes in market interest rates, credit spreads and other factors unrelated to the Company. This measure should not be viewed as a substitute for net income (loss) determined in accordance with GAAP.

        Operating Shareholders' Equity:    Operating shareholders' equity is a non-GAAP financial measure calculated as shareholders' equity attributable to Assured Guaranty Ltd. (which excludes noncontrolling interest in consolidated variable interest entities) reported under accounting principles generally accepted in the United States of America (GAAP), adjusted for the following fair value adjustments deemed to be unrelated to credit impairment. The specific adjustments are:

  1)
  Elimination of the after-tax non-credit impairment unrealized gains (losses) on credit derivatives which are unrealized gains (losses) other than the present value of estimated economic credit losses;

  2)
  Elimination of the after-tax unrealized gains (losses) on the Company's committed capital securities; and

  3)
  Elimination of the after-tax unrealized gains (losses) on investment portfolios, recorded as a component of accumulated comprehensive income, excluding foreign exchange revaluation.

        Management believes that operating shareholders' equity is a useful measure for management, investors and analysts because the presentation of this measure clarifies the understanding of the Company's results of operations by highlighting the underlying profitability of its business. Non-credit impairment unrealized gains and losses on credit derivatives, unrealized gains and losses on the Company's committed capital securities, and unrealized gains (losses) on the investment portfolio recorded in accumulated comprehensive income are excluded from operating shareholders' equity because these gains and losses do not result in an economic gain or loss and are heavily affected by, and fluctuate, in part, according to changes in market interest rates, credit spreads and other factors unrelated to the Company. This measure should not be viewed as a substitute for shareholders' equity determined in accordance with GAAP.

        Adjusted Book Value:    Adjusted book value is calculated as shareholders' equity attributable to Assured Guaranty Ltd. (which excludes noncontrolling interest in consolidated entities) adjusted for the following:

  1)
  Elimination of the after-tax non-credit impairment fair value gains (losses) on credit derivatives accounted for as derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses;

  2)
  Elimination of the after-tax fair value gains (losses) on the Company's committed capital securities;

  3)
  Elimination of the after-tax unrealized gains (losses) on investment portfolios, recorded as a component of accumulated comprehensive income, excluding foreign exchange revaluation;

  4)
  Elimination of after-tax deferred acquisition costs;

  5)
  Addition of the after-tax net present value of expected estimated future revenue on credit derivatives in force, less ceding commissions and premium taxes in excess of expected losses, discounted at the tax equivalent yield on the investment portfolio for periods beginning in 2010 and 6% for periods prior to 2010 and the addition of the after-tax value of net unearned revenue on credit derivatives;

  6)
  Addition of the after-tax value of the net unearned premium reserve on financial guaranty contracts in excess of net expected loss.

        Management believes that adjusted book value is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of the Company's in force premiums and shareholders' equity. The premiums included in adjusted book value will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, foreign exchange rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults and other factors that management cannot control or predict. This measure should not be viewed as a substitute for shareholders' equity attributable to Assured Guaranty Ltd. determined in accordance with GAAP.

        Net present value of estimated future revenue on credit derivatives in force:    Net present value of estimated installment premiums on credit derivatives in force is a non-GAAP financial measure defined as the present value of estimated future revenue from our credit derivative in-force books of business, net of reinsurance and discounted at 6% for December 31, 2009 and 6% for December 31, 2008. Management believes that net present value of estimated future revenue in force is a useful measure for management, investors and analysts because it permits an evaluation of the value of future estimated credit derivative revenue. Estimated future premiums may change from period to period due to changes in par outstanding, maturity, or other factors that management cannot control or predict that result from market interest rates, foreign exchange rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors. There is no comparable GAAP financial measure.

        PVP or present value of new business production:    PVP is a non-GAAP financial measure defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, on insurance and credit derivative contracts written in the current period, discounted at 6% for December 31, 2009 and 6% for December 31, 2008. Management believes that PVP is a useful measure for management, investors and analysts because it permits the evaluation of the value of new business production for Assured Guaranty by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period, whether in insurance or credit derivative contract form, which GAAP gross premiums written and net credit derivative premiums received and receivable portion of net realized gains and other settlement on credit derivatives ("Credit Derivative Revenues") do not adequately measure. For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at the approximate taxable equivalent yield per year on the Company's general investment portfolio, while under ASC 944-20, "Financial Services—Insurance," these amounts are discounted at a risk free rate. Additionally, under ASC 944-20 management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, prepayments, amortizations, refundings, contract terminations or defaults that may or may not result from changes in market interest rates, foreign exchange rates, refinancing or refundings, prepayment speeds, policy changes or terminations, credit defaults or other factors that management cannot control or predict. PVP should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements:

        Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's forward-looking statements regarding financial strength and growth opportunities and its calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings could be affected by a rating agency action, such as a ratings downgrade, developments in the world's financial and capital markets, changes in the world's credit markets, more severe or frequent losses affecting the adequacy of Assured Guaranty's loss reserve, the impact of market volatility on the mark-to-market of our contracts written in credit default swap form, reduction in the amount of reinsurance portfolio opportunities available to the Company, decreased demand or increased competition, changes in accounting policies or practices, changes in laws or regulations, other governmental actions, difficulties with the execution of Assured Guaranty's business strategy, contract cancellations, Assured Guaranty's dependence on customers, loss of key personnel, adverse technological developments, the effects of mergers, acquisitions and divestitures, natural or man-made catastrophes, other risks and uncertainties that have not been identified at this time, management's response to these factors, and other risk factors identified in Assured Guaranty's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that are made as of February 25, 2010. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Equity Investors:
Sabra R. Purtill, CFA
Managing Director, Investor Relations
212-408-6044
spurtill@assuredguaranty.com

Ross Aron
Associate, Investor Relations
212-261-5509
raron@assuredguaranty.com

Media:
Betsy Castenir
Managing Director, Corporate Communications
212-339-3424
bcastenir@assuredguaranty.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@assuredguaranty.com

Fixed Income Investors:
Robert Tucker
Managing Director, Fixed Income Investor Relations
212-339-0861
rtucker@assuredguaranty.com

Michael Walker
Director, Fixed Income Investor Relations
212-261-5575
mwalker@assuredguaranty.com

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  Exhibit 99.1
Press Release Assured Guaranty Ltd. Reports 2009 Operating Income of $316.7 Million ($2.45 per Diluted Share) and Fourth Quarter Operating Income of $155.9 Million ($0.91 per Diluted Share) Full Year Net Income of $97.2 Million ($0.75 per Diluted Share) and Fourth Quarter Net Income of $216.7 Million ($1.27 per Diluted Share)
Table 1: Reconciliation of Consolidated Net Income to Operating Income ($ in millions)
Per Diluted Share(1)
Table 2: Shareholders' Equity(1) ($ in millions, except per share data)
Table 3: New Business Production
Assured Guaranty Ltd. Consolidated Income Statements ($ in millions)
Assured Guaranty Ltd. Consolidated Balance Sheets* ($ in millions)